Exhibit 99.1

Anhui Taiyang Poultry Announces 2010 Year End Financial Results

Anhui Province, China – April 18, 2011 – Anhui Taiyang Poultry Co., Inc. (OTCBB: DUKS) (“Anhui Poultry” or the “Company”), avertically integrated duck breeder, processor and distributor, today announced financial results for the year ended December 31, 2010.

Financial Highlights for the Twelve Months Ended December 31, 2010

●	Revenue increased 44% year-over-year to $41.7 million.
●	Gross profit rose 119% to $9.2 million; gross margin totaled 22%, versus 15% a year ago.
●	Operating profit increased 39% to $3.9 million.
●	Adjusted net income (non GAAP) totaled $7.1 million (see GAAP to non-GAAP reconciliation attached to this press release).
●	Net income increased 73% to $4.3 million, versus $2.5 million in 2009.

“2010 was an eventful year for Anhui Poultry as several significant milestones were achieved, while additional growth initiatives were set in motion for 2011 and beyond. Our ability to enact our strategy coupled with the increased industry demand for our duck products and positive pricing trends allowed us to increase revenue 44% to $41.7 million in 2010,” Mr. Wu Qiyou, Chief Executive Officer and Chairman of the Board of Directors commented. “Our revenue increase was primarily driven by the increase in our Breeding Unit revenue by 63% to $12.6 million and revenue in our Feed Unit to $13.9 million as compared to approximately $51,000 in 2009. During the third and fourth quarters of 2010, the pricing of ducklings hit a historically high price of over 8 RMB or approximately $1.18 per duckling. As a result we found it more financially beneficial to explore options to sell our ducklings as opposed to raising the ducks to be used for the Food Unit of our business. Thereby revenue in our food business was reduced while increasing the revenue generated through our Breeding Unit. Going forward we will continue to evaluate the industry pricing trends so that we manage our business to maximize our financial results.”

Wu Qiyou continued, “In November 2010 we became a publicly traded company. Through this transaction, we incurred several one-time expenses including stock based compensation of approximately $2.1 million and approximately $894,000 in legal, accounting and professional costs related to going public. Based on these one-time expenses our adjusted net income (non-GAAP) totaled approximately $7.1 million.”

Financial results for the twelve months ended December 31, 2010
Year to Date Financials (USD) (unaudited)
Twelve months ended Dec. 31,	2010	2009	CHANGE
Revenue	$41.7 million	$28.9 million	+44%
Gross Profit	$9.2 million	$4.2 million	+119%
Gross Profit Margin	22%	15%	+51%
Operating Profit	$3.9 million	$2.8 million	+39%
Net Income	$4.3 million	$2.5 million	+73%

Revenue for the year ended December 31, 2010 totaled $41.7 million, an increase of 44% as compared to $28.9 million for the year ended December 31, 2009. Anhui Poultry raises, processes and markets ducks and duck related food products through three business lines, the Breeding Unit, Feed Unit and Food Unit. During the fiscal 2010 year, Breeding Unit revenue increased 64% to $12.6 million as compared to $7.7 million for the same period the year prior. Feed Unit generated $13.9 million in 2010 compared to approximately $51,000 in 2009. Food Unit revenue decreased 39% to $15.2 million in 2010 as compared to $21.1 million in 2009.

Year to Date 2010 Revenue Breakdown By Business Unit (USD in thousands)
12 months ended December31,	2010	2009	CHANGE
Breeding Unit % of Sales	$12.6 million 30%	$7.7 million 27%	+63%
Feed Unit % of Sales	$13.9 million 33%	$0.051 million 0%	—
Food Unit % of Sales	$15.2 million 37%	$21.1 million 73%	-28%
Total Sales	$41.7 million	$28.9 million	44%

Breeding Unit sales increased in 2010 primarily as a result of higher demand and market prices for ducklings in China. Because the Company generates its own ducklings from its biological assets, the cost of producing new ducklings does not fluctuate with the market selling price for the ducklings. At current industry pricing, the Company can maximize its profits by selling internally generated ducklings directly into the market, as opposed to using them as inputs for Food Unit products. The market price of packaged Food Unit products does not fluctuate immediately with the market price of the input ducklings.

The Feed Unit realized nominal revenue in 2009 as products were primarily used internally by the Breeding Unit. However, in 2010 the Company generated significant revenuethrough feed products to external customers through one distributor. The Company will attempt to market its feed products to external customers, primarily through feed distributors, in order to maintain revenue from such products.

The Food Unit began its operations in 2008 and showed a significant increase in revenue in 2009 as sales and marketing efforts converted to increased sales. Food Unit sales were down in 2010 as compared with 2009 as a result of the Company’s decision to use the ducklings for sale directly to the market due to higher market prices.

Cost of goods sold in 2010 totaled $32.5 million, an increase of 32% as compared to $24.7 million in 2009. Cost of goods sold consists primarily of the cost of grains and fees paid to subcontracted farmers to raise commercial ducklings. Gross profit in 2010 increased 119% to $9.2 million compared to $4.2 million in 2009. Gross profit margins increased to 22% in 2010 as compared to 15% in 2009. The increase in gross margins was due to the increase in revenue and resulting gross margins of the Feed Unit, as well as improved margins on food product sales compared with 2009.

General and administrative expenses for the years ended December 31, 2010 and 2009 were $5.2 million and $1.3 million, respectively. The increase year over year is comprised of expenses related to going public, corporate administration, accounting and other shared corporate costs. 2010 expenses included stock based compensation in the amount of $2.1 million related to shares issued in exchange for professional service for the public transaction and additional accounting, legal and other professional costs associated with going public of approximately $894,000. Additionally, the Company incurred non-cash amortization of discounts on convertible debt in the amount of $95,000 in 2010.

During the year ended December 31, 2010, the Company realized $1.7 million in other income primarily from two transactions. First, in May 2009, Anhui Poultry entered into an agreement to sell all the assets of an organic fertilizer plant. The sale price of the assets was $3.9 million, and the Company recognized a gain on the sale of the assets equal to the excess of the sale price over the carrying value of the assets in the amount of $878,000 during 2010. Second, during 2009 the Company wrote off an account receivable in the amount of $895,000, which it later received payment on in June 2010.

Net income for the year ended December 31, 2010 increased 73% to $4.3 million as compared to $2.5 million for the year ended December 31, 2009. Net income increased due to increased sales and gross profits from the Breeding and feed Units, a gain on the sale of the fertilizer plant in 2010 in the amount of $878,000 and a gain from the collection of an account previously written off in the amount of $895,000. These improvements were offset by items within the general and administrative expenses described above.

Adjusted net income (non-GAAP) totaled approximately $7.1 million, defined as net income of $4.3 million plus $2.1 million of one-time stock based compensation and a limit of $705,000 in professional service expenses related to going public.

As of December 31, 2010 total shares outstanding were 9.9 million.

Liquidity and Capital Resources
As of December 31, 2010 cash and cash equivalents totaled $1.9 million. In connection with going public, on November 10, 2010, we consummated a financing for aggregate gross cash proceeds of $4.5 million plus the exchange of $550,000 of previously issued debentures, and on November 16, 2010 for gross cash proceeds of $657,000. In March 2011, a second financing was completed in the aggregate amount of $1.2 million bringing the total equity financing (including exchange of debentures) to approximately $6.8 million. The proceeds from these financing transactions are intended to be used primarily to construct a new cooked food processing line that will manufacture, market and sell ready-to-eat cooked food products.

Total current assets and total assets for the year ended December 31, 2010 totaled $15.3 million and $53.9 million as compared to $7.9 million and $37.6 million for the year ended December 31, 2009, respectively. Total current liabilities and total liabilities for the year ended December 31, 2010 totaled $17.3 million and $28.3 million as compared to $20.7 million and $22.9 million for the year ended December 31, 2009, respectively. Total stockholder’s equity for the year ended December 31, 2010 totaled $25.6 million or $2.60 per share based on 9.9 million shares outstanding as of December 31, 2010.

Wu Qiyoustated, “In 2010 we made several strategic investments to fuel the future growth of our business. In addition to upgrading our existing breeding facilities on Locations 5, 6 and 7, we began construction on Location 8 in September 2010. Estimated to be completed during the second quarter of 2011, this new facility will cover 166,000 square meters, or 49 acres, with capacity for 100,000 parent ducks. We also intend to enter the ready-to-eat cooked food product industry and intend to begin construction on a new cooked food processing line. Upon completion of the line we will manufacture, market and sell ready-to-eat cooked food products through new and existing distribution channels. In China, demand for these types of products is very high and we expect it to remain so for the foreseeable future. We expect cooked food products to yield higher profit margins than our current products.”

This press release includes financial measures that are not in accordance with GAAP, consisting of adjusted net income. Management uses adjusted net income to measure ongoing financial performance exclusive of stock based compensation expense and expenses associated with going public. Non-GAAP measures are used by some investors when assessing the ongoing operating and financial performance of Anhui Poultry. These financial measures are not in accordance with GAAP and may differ from non-GAAP methods of accounting and reporting used by other companies. The presentation of the additional information should not be considered a substitute for net income or net income per diluted share prepared in accordance with GAAP. The primary material limitations associated with the use of non-GAAP measures as compared to the most directly comparable GAAP financial measures are (i) they may not be comparable to similarly titled measures used by other companies in our industry, and (ii) they exclude financial information that some may consider important in evaluating our performance. Pursuant to the requirements of Regulation G, Anhui Poultry has included a reconciliation of the non-GAAP financial measure to the most directly comparable GAAP financial measure.

About Anhui Taiyang Poultry Company:
Anhui Poultry, founded in 1996, raises, processes and markets ducks and ducks related food products through three business lines. Anhui Poultry specializes in the breeding, hatching and cultivation of ducklings for resale and processing by its food processing unit, production of duck feed for internal use and external sales, and processing of commercial ducks into frozen raw food product for commercial resale. Current production unit capacity includes 100,000 tons of feed, 600,000 parent duck seedlings, 30 million commercial duck seedlings, and processing capacity of 15 million ducks. Strategically located in Ninnguo City, Anhui Province, China, Anhui Poultry operates in accordance with European, Japanese and Korean standards and is certified as a pollution free agricultural product by the national government.

SafeHarbor
Certain statements in this news release are forward-looking, including (without limitation) growing revenues and earnings, expected results from current projects and attracting new business. Undue reliance should not be placed on such forward-looking statements because the matters they describe are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond the Company’s control. The Company’s actual results, performance and trends could differ materially from those indicated or implied by such statements as a result of various factors, including (without limitation) the continued strengthening of Anhui Poultry’s selling and marketing functions, continued customer satisfaction, contract renewal, new product development, continued availability of capable dedicated personnel, continued cost management, success and availability of acquisitions, availability of financing and other factors, as well as by factors applicable to most companies such as general economic, competitive and other business and civil conditions. Information regarding certain of those and other risk factors and cautionary statements that could affect future results, performance or trends is discussed in the Company’s filings with the SEC. All of the Company’s forward-looking statements are expressly qualified by all such risk factors and other cautionary statements. The information set forth herein speaks only as of the date hereof.

Investor Contact:
HSC Global, an affiliate of HC International
Alan Sheinwald, President
(914) 669-8885
Alan.Sheinwald@HSCGlobal.net
www.HSCGlobal.net

Anhui Taiyang Poultry Co., Inc. (formerly The Parkview Group, Inc.)
Consolidated Balance Sheets
(Expressed in United States Dollars)

	As of December 31,
	2010	2009

ASSETS
Current assets
Cash and cash equivalents	$1,930,319	$611,635
Trade accounts receivable, net	5,348,650	972,528
Loans receivable	4,268,057	2,816,943
Inventories, net	1,762,709	1,787,565
Prepaid and other current assets	1,140,234	902,361
Proceeds receivable from sale of fertilizer plant	889,174	—
Due from related parties	—	765,698
Total current assets	15,339,143	7,856,730

Construction in progress	5,634,476	5,605,197
Property, plant and equipment, net	20,495,162	12,964,713
Land use rights	10,660,988	10,545,893
Other long term assets	1,808,384	654,680
Total assets	$53,938,153	$37,627,213

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Trade accounts payable and accrued expenses	$2,858,112	$4,505,521
Income tax payable	504,467	—
Derivative financial instruments	1,480,261	—
Other accounts payable	4,542,855	4,551,145
Due to related parties	30,249	190,166
Loans payable, current portion	7,864,727	11,408,179
Total current liabilities	17,280,671	20,655,011

Loans payable, long term portion (note 16)	11,016,050	2,249,997
Total liabilities	28,296,721	22,905,008
Commitments and contingencies
Subsequent events

Stockholders’ equity
Common stock, par value $0.001, 75,000,000 shares authorized, 9,865,033 and 510,423 shares issued and outstanding as of December 31, 2010 and 2009 respectively	9,865	510
Additional paid-in capital	4,119,015	145,550
Appropriated retained earnings	1,353,912	1,142,284
Unappropriated retained earnings	19,007,402	13,006,176
Cumulative translation adjustment	1,151,238	427,685
Total equity	25,641,432	14,722,205

Total liabilities and stockholders’ equity	$53,938,153	$37,627,213

Anhui Taiyang Poultry Co., Inc. (formerly The Parkview Group, Inc.)
Consolidated Balance Sheets
(Expressed in United States Dollars)

	Years ended December 31,
	2010	2009

Revenues	$41,688,738	$28,859,699
Cost of goods sold	32,521,474	24,670,485

Gross Profit	9,167,264	4,189,214

Sales and marketing expenses	45,919	55,425
General and administrative expenses	5,249,205	1,347,787

Operating profit	3,872,140	2,786,002

Loss on change in fair value of derivative financial instruments	(287,868)	—
Other income (expense)	1,728,600	(81,736)
Subsidy income	954,986	339,981
Interest expense, net	(1,448,780)	(554,924)

Income before income taxes	4,819,078	2,489,323
Income tax expense	504,467	—

Net income for the year	$4,314,611	$2,489,323

Comprehensive income:
Net income	$4,314,611	$2,489,323
Foreign currency translation adjustment	723,553	23,120

Comprehensive income	$5,038,164	$2,512,443

Earnings per share:
Basic and diluted	$0.58	$0.35

Weighted average number of common shares outstanding:
Basic and diluted	7,480,698	7,068,823

Anhui Taiyang Poultry Co., Inc. (formerly The Parkview Group, Inc.)
GAAP to non-GAAP reconciliation
(Expressed in United States Dollars)

	Years ended December 31,
	2010	2009
Net income	$4,314,611	$2,489,323
Stock based compensation expense	2,081,122	—
Cash-based expenses associated with public transaction	705,000	—
Adjusted net income (non-GAAP)	$7,100,733	$2,489,323

Note: Adjusted net income, as defined in the Performance Milestone Shares Escrow Agreement, is equal to net income for the year ending December 31, 2010, as reported in the audited financial statements of the Company, as filed with the Securities and Exchange Commission, plus (a) stock based compensation charges associated with closing the share exchange agreement by and among the Company, Dynamic Ally Ltd. and the shareholders of Dynamic Ally Ltd. and the offering, (b) cash charges related to the share exchange and the offering, which (b) shall not exceed $705,000 in the aggregate